UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
February 19, 2008
Date of Report (Date of earliest event reported)
NATIONAL OILWELL VARCO, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12317 (Commission File Number)	76-0475815 (IRS Employer Identification No.)

7909 Parkwood Circle Drive
Houston, Texas (Address of principal executive offices)	77036 (Zip Code)
Registrant’s telephone number, including area code: 713-346-7500
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
          On February 19, 2008, the Board of Directors of National Oilwell Varco, Inc. (the “Company”) unanimously approved and adopted amendments to the Company’s Bylaws (the “Bylaws”) and Corporate Governance Guidelines providing for a majority vote standard for the election of directors. The Bylaws now require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Under the Bylaws and Corporate Governance Guidelines, each director must submit an irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee of the Board (the “Nominating/Corporate Governance Committee”) would make a recommendation to the Board about whether to accept or reject the resignation. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified.
A copy of the Amended and Restated Bylaws of the Company is attached hereto as Exhibit 3.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

3.1	Amended and Restated Bylaws of National Oilwell Varco, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2008	NATIONAL OILWELL VARCO, INC.
	By:	/s/ Clay C. Williams
Clay C. Williams
Sr. Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No	Description

3.1	Amended and Restated Bylaws of National Oilwell Varco, Inc.

4